Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF ITS 2024 ANNUAL MEETING OF STOCKHOLDERS

Newport Beach, CA – June 11, 2024 – American Vanguard Corporation (NYSE:AVD) today announced voting results from its Annual Meeting of Stockholders held on June 6, 2024. As to the first of three initiatives, the nine director nominees named in the proxy received more votes “for” than “against”; those persons are, Marisol Angelini, Scott Baskin, Mark Bassett, Debra Edwards, Emer Gunter, Patrick Gottschalk, Steven Macicek, Keith Rosenbloom and Eric Wintemute. They will serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. In addition, the balance of the initiatives appearing on the Company’s proxy passed, namely, the ratification of the appointment of Deloitte Touche, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024, and advisory approval of the executive compensation policies and practices as set forth in the Company’s 2024 proxy. All nominees and measures received support from over ninety percent of the votes cast at the Annual Meeting of Stockholders.

American Vanguard’s Chairman and CEO, Mr. Wintemute commented, “We thank our shareholders for voting at the annual meeting and appreciate their overwhelming support for our director nominees and other ballot initiatives.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:

American Vanguard Corporation	The Equity Group Inc.
Anthony Young, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
anthonyy@amvac.com	Lcati@equityny.com